Exhibit 5.1

Our ref   JSN\637493\2584199v66

Direct    +852 2971 3005

Email      jenny.nip@maplesandcalder.com

China Mass Media International Advertising Corp.

c/o Messrs Shearman & Sterling LLP

12th Floor East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing 100022, China

22 July 2008

Dear Sirs

China Mass Media International Advertising Corp.

We have acted as Cayman Islands legal advisers to China Mass Media International Advertising Corp. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally confidentially submitted to the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on 25 March 2008, as amended to date relating to the offering by the Company of certain American Depositary Shares representing the Company’s Ordinary Shares of par value USD0.001 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 13 November 2007 and the Second Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 24 June 2008 (the “Memorandum and Articles of Association”);

1.2	the register of members of the Company of 22 July 2008 (the “Register of Members”) and the register of directors of the Company of 22 July 2008 (the “Register of Directors”);

1.3	the written resolutions of the board of directors of the Company dated 11 July 2008 and dated 17 July 2008;

1.4	the minutes of the shareholders of the Company dated 18 July 2008;

1.5	a certificate from a Director of the Company addressed to this firm dated 22 July 2008, a copy of which is attached hereto (the “Director’s Certificate”);

1.6	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands dated 18 June 2008 (the “Certificate of Good Standing”); and

1.7	the Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of its Ordinary Shares in the U.S., will be USD1,000,000 divided into 1,000,000,000 Ordinary Shares of par value USD0.001 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

4 QUALIFICATIONS

This opinion is subject to the following qualification and limitation that our opinion is based on the Register of Members and that, under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/    Maples and Calder

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